Independent Auditors' Report


To the Board of Directors and
Stockholders of K.G. Golf, Inc.

   We have audited the accompanying balance sheet of K.G. Golf, Inc. (an Ohio Corporation) as of December 31, 1995, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K.G. Golf, Inc. as of December 31, 1995 and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                               Goffena & Baker, CPA
Fairfield, Ohio
June 6, 1996

                                K.G. GOLF, INC.
                                BALANCE SHEET
                              DECEMBER 31, 1995

                              ASSETS
CURRENT ASSETS
 Cash ............................................................  $  8,497
 Accounts Receivable .............................................       465
 Inventory .......................................................    94,184
                                                                   ---------
  TOTAL CURRENT ASSETS ..........................................              $  103,146
PROPERTY AND EQUIPMENT
 Furniture and Fixtures (Net of Accumulated Depreciation of
 $31,742) ........................................................  $ 29,708
 Equipment (Net of Accumulated Depreciation of $39,192)  .........    41,733
 Leasehold Improvements (Net of Accumulated Depreciation of
  $122,861) ......................................................   955,240
                                                                   ---------
  TOTAL PROPERTY AND EQUIPMENT ...................................              1,026,681
OTHER ASSETS
 Organization Costs ..............................................  $    370
 Deposits ........................................................       900
                                                                   ---------
  TOTAL OTHER ASSETS .............................................                  1,270
                                                                              -----------
TOTAL ASSETS .....................................................             $1,131,097
                                                                              ===========

                  LIABILITIES AND EQUITY
CURRENT LIABILITIES
 Accounts Payable .......................................   $  56,935
 Payroll Taxes Withheld .................................         765
 Accrued Expenses .......................................      12,991
 Sales Tax Payable ......................................       2,353
 Note Payable--Bank .....................................     850,000
                                                          -----------
  TOTAL CURRENT LIABILITIES .............................               $  923,044
LONG TERM DEBT
 Notes payable--Officer .................................                  483,625
STOCKHOLDERS' EQUITY
 Common Stock--750 shares authorized, 300 shares issued
  and outstanding .......................................   $  75,000
 Retained Earnings ......................................    (350,572)
                                                          -----------
  TOTAL STOCKHOLDERS' EQUITY ............................                 (275,572)
                                                                       -----------
TOTAL LIABILITIES AND EQUITY ............................               $1,131,097
                                                                       ===========

The Accompanying Notes are an integral part of the Financial Statements.

                                K.G. GOLF, INC.
                                INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995

SALES .......................................                   $  791,182
COST OF SALES ...............................                     283,712
                                                                ---------
GROSS PROFIT ................................                   $ 507,470
OPERATING EXPENSES
 Wages and Payroll Tax ......................   $189,719
 Interest ...................................    103,851
 Rent .......................................     65,680
 Depreciation ...............................     60,636
 Other Operating ............................    200,513
                                                --------
   Total Operating Expenses .................                     620,399
                                                                ---------
NET (LOSS) ..................................                   $(112,929)
                                                                =========



                                K.G. GOLF, INC.
                        STATEMENT OF RETAINED EARNINGS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

 BEGINNING BALANCE, JANUARY 1, 1995   $(237,643)
 Net (Loss) for the year ended  ...    (112,929)
                                    ------------
ENDING BALANCE, DECEMBER 31, 1995     $(350,572)
                                    ============

The Accompanying Notes are an integral part of the Financial Statements.

                                K.G. GOLF, INC.
                            STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

 CASH FLOWS FROM OPERATING EXPENSES:
Net Loss ...........................................................              $(112,929)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating
 Activities:
 Depreciation and Amortization .....................................   $61,079
 Shareholder Interest not requiring cash ...........................    26,250
 Decrease in Account Receivable ....................................       830
 Decrease in Inventory .............................................     4,737
 Increase in Accounts Payable ......................................    20,534
 (Decrease) in Payroll Tax Withholding .............................      (237)
 (Decrease) in Accrued Expenses ....................................    (1,351)
 (Decrease) in Sales Tax Payable ...................................      (103)
 (Decrease) in Accrued Interest ....................................    (6,222)     105,517
                                                                     ---------  ------------
   Net Cash Used by Operating Activities ...........................              $  (7,412)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment .................................                (15,397)
CASH FLOWS FROM FINANCING ACTIVITIES ...............................                    -0-
NET CASH (DECREASE) IN CASH BALANCE ................................                (22,809)
CASH, JANUARY 1, 1995 ..............................................                 31,306
                                                                                ------------
CASH, DECEMBER 31, 1995 ............................................              $   8,497
                                                                                ============
SUPPLEMENTAL INFORMATION:
 Cash Flows from operating activities include interest paid of
  $77,601.


The Accompanying Notes are an integral part of the Financial Statements.

                               K.G. GOLF, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

   K.G. Golf, Inc. (the "Company") was incorporated on September 30, 1991 and operates a golf center consisting of a driving range, a golf supply shop, a putt-putt center and golf instruction. The center is located in Fairfield, Ohio.

 Accounts Receivable

   The Company does not sell on open account. Thus, trade receivables are minor.

 Inventory

   Inventories are maintained through a perpetual inventory system. A physical inventory is taken as of year end for financial statement purposes and perpetual inventory quantities are adjusted to physical inventory counts. Inventory on hand at December 31, 1995 was valued at the lower of cost or market.

 Property and Equipment

   Physical assets are recorded at their original cost or at their fair market value at the date of their contribution to the business, if lower. Major additions and betterments are added to the property accounts while maintenance and repairs which do not appreciably extend the useful lives of the related assets are expensed when incurred. Management has not recorded salvage value as it believes there will be negligible value to these assets at the end of their useful lives.

   Depreciation expense is computed for financial statement purposes using the straight-line depreciation method over the anticipated useful lives of owned assets. Leasehold improvements are amortized over the estimated useful life of each property being leased.

 Income Taxes

   The Company has elected to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income (loss). Instead, the stockholders are liable for individual income taxes on their respective shares of the Company's net operating income (loss) in their individual income tax returns. Therefore, no income tax expense appears on these financial statements.

 Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

 Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                               K.G. GOLF, INC.
                NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 1995

 RELATED PARTY TRANSACTIONS

   A note, dated October 31, 1992, was signed by each of the three shareholders. The total amount due is $375,000. The notes are due October 31, 1997. Interest is payable annually at 7% on the unpaid balance. The notes are unsecured, but are subordinated to a revolving line of credit to Fifth Third Bank. Interest has accrued unpaid on the notes since 1992 and currently total $83,125.

   An additional $8,500 was loaned to the Company by each shareholder totalling $25,500. This amount is unsecured and non-interest bearing.

   The total of all amounts due shareholders is as stated on the balance sheet of $483,625.

NOTE PAYABLE -- BANK

   A note is payable to Fifth Third Bank in the amount of $850,000. Interest accrues at the bank's "Prime Rate" and shall vary as changes are announced. Interest is payable quarterly beginning March 27, 1996. Principal is due at $4,000 per month for seven months beginning March 27, 1996, then $2,000 per month for two months, then the entire balance is due on December 27, 1996. The note is secured by Company assets and various securities held in Trust and it is cross collateralized to other K.G. Golf, Inc. notes.

GROUND LEASE AGREEMENT

   The Company entered into a ground lease agreement on October 17, 1991 for the property on which the facility currently operates in Fairfield, Ohio. The agreement details a primary term of five years beginning with the opening of the facility. During this period, monthly rent is equal to 15% of gross income collected by the lessee from the Fairfield operation, except for the pro shop, which is 7 1/2 % of gross income. There is a minimum annual rental of $48,000. The lessee will owe the lessor 35% of any sublease income, if applicable, for the facility. There are three consecutive five year options to renew the lease beginning after the end of the primary term. The minimum annual rental will be adjusted for inflation during this period.

   Future minimum rental payments required as of December 31, 1995 are as follows:

1996 .....   $48,000
1997 .....   $40,000

                                K.G. GOLF, INC.
                                BALANCE SHEET
                                MARCH 31, 1996

                                    ASSETS

 CURRENT
 Cash ..................................................  $  4,469
 Accounts Receivable ...................................     2,255
 Inventory .............................................   106,024
                                                         ---------
   TOTAL CURRENT ASSETS ................................             $  112,748
PROPERTY AND EQUIPMENT
 Furniture and Fixtures (Net of Accumulated
  Depreciation) ........................................  $ 39,652
 Equipment (Net of Accumulated Depreciation)  ..........    52,060
 Leasehold Improvements (Net of Accumulated
  Depreciation) ........................................   901,699
   TOTAL PROPERTY AND EQUIPMENT ........................                993,411
                                                                    -----------
TOTAL ASSETS ...........................................             $1,106,159
                                                                    ===========


                            LIABILITIES AND EQUITY

 CURRENT LIABILITIES
 Accounts Payable .......................................   $ 113,599
 Sales Tax Payable ......................................       1,477
                                                          -----------
   TOTAL CURRENT LIABILITIES ............................               $  115,233
LONG TERM DEBT
 Notes Payable ..........................................                1,302,480
STOCKHOLDERS' EQUITY
 Common Stock--750 shares authorized, 300 shares issued
  and outstanding .......................................   $  75,000
 Retained Earnings ......................................    (386,554)
   TOTAL STOCKHOLDERS' EQUITY ...........................                 (311,554)
                                                                       -----------
TOTAL LIABILITIES AND EQUITY ............................               $1,106,159
                                                                       ===========

                                K.G. GOLF, INC.
                               INCOME STATEMENT
                  FOR THE THREE MONTHS ENDED MARCH 31, 1996

 SALES .....................  $119,991
COST OF SALES .............     52,387
                            ----------
GROSS PROFIT ..............     67,604
OPERATING EXPENSES
 Wages and Payroll Tax  ...     17,933
 Interest .................     24,453
 Rent .....................      8,804
 Depreciation .............     20,256
 Other Operating ..........     32,140
                            ----------
  Total Operating Expenses                 103,586
                                        ----------
NET (LOSS) ................               $(35,982)
                                        ==========

The Accompanying Notes are an integral part of the Financial Statements.

                                K.G. GOLF, INC.
                            STATEMENT OF CASH FLOWS
                     FOR THE PERIOD ENDED MARCH 31, 1996

 CASH FLOWS FROM OPERATING EXPENSES:
Net (Loss) ....................................................................................................   $ (35,982)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
 Depreciation and Amortization ................................................................................      33,640
 Shareholder Interest not requiring cash ......................................................................      18,953
 Increase in Account Receivable ...............................................................................      (1,789)
 Increase in Inventory ........................................................................................     (11,841)
 Increase in Accounts Payable .................................................................................      86,019
 (Decrease) in Payroll Tax Withholding ........................................................................        (608)
 (Decrease) in Accrued Expenses ...............................................................................      (5,319)
 (Decrease) in Sales Tax Payable ..............................................................................        (876)
                                                                                                                -----------
  Net Cash provided by Operating Activities ...................................................................      82,197
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in Deposits ..........................................................................................         900
                                                                                                                -----------
Net cash provided by investing activities .....................................................................         900
                                                                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of Notes Payable--Bank ..............................................................................    (850,000)
Borrowings from Shareholders ..................................................................................     762,875
  Net cash (used in) financing activities .....................................................................     (87,125)
                                                                                                                ===========
NET CASH (DECREASE) IN CASH BALANCE ...........................................................................      (4,028)
CASH, JANUARY 1, 1996 .........................................................................................       8,497
                                                                                                                -----------
CASH, MARCH 31, 1996 ..........................................................................................   $   4,469
                                                                                                                ===========
SUPPLEMENTAL INFORMATION:
 Cash Flows from operating activities include Interest Paid of $5,500

                               K.G. GOLF, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                                MARCH 31, 1996

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

   K.G. Golf was incorporated on September 30, 1991. They operate a Golf Center consisting of a driving range, a golf supply shop, a putt-putt center and golf instruction. The center is located in Fairfield, Ohio.

 Accounts Receivable

   The Company does not sell on open account. Thus, trade receivables are minor.

 Inventory

   Inventories are maintained through a perpetual inventory system. A physical inventory is taken as of year end for financial statement purposes and perpetual inventory quantities are adjusted to physical inventory counts.

 Property and Equipment

   Physical assets are recorded at their original cost or at their fair market value at the date of their contribution to the business, if lower. Major additions and betterments are added to the property accounts while maintenance and repairs which do not appreciably extend the useful lives of the related assets are expensed when incurred. Management has not recorded salvage value as it believes there will be negligible value to these assets at the end of their useful lives.

   Depreciation expense is computed for financial statement purposes using the straight-line depreciation method over the anticipated useful lives of owned assets. Leasehold improvements are amortized over the estimated useful life of each property being leased.

 Income Taxes

   The Company has elected to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income (loss). Instead, the stockholders are liable for individual income taxes on their respective shares of the Company's net operating income (loss) in their individual income tax returns. Therefore, no income tax expense appears on these financial statements.

 Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

 Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

NOTE B -- INTERIM FINANCIAL STATEMENTS

   The financial statements as of March 31, 1996 and for the three months then ended are unaudited and are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. In the opinion of management, the financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company's financial position and results of operations.